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Exhibit 3(d)

LIMITED LIABILITY COMPANY AGREEMENT
OF
PANHANDLE EASTERN PIPE LINE LLC

        This Limited Liability Company Agreement (this Agreement) of Panhandle Eastern Pipe Line LLC, a Delaware limited liability company (the "Company"), is made as of June 16, 2003 by Southern Union Panhandle LLC, a Delaware limited liability company, as its sole member (the "Member").

        The Company was formed under the laws of the State of Delaware. The Member wishes to set forth certain terms and conditions governing the formation and operation of the Company. Southern Union Panhandle Corporation was also converted to Southern Union Panhandle LLC as of June 16, 2003.

        Accordingly, the Member agrees as follows:

ARTICLE I
FORMATION; TERM; PURPOSE; POWERS

        1.1    Formation.    The Company was formed on June 16, 2003 pursuant to the provisions of the Delaware Limited Liability Company Act, Del. Code. Ann., tit. 6, " 18-101 et seq. (1998), as amended from time to time (the ("Act"), upon the filing of a Certificate of Formation and a Certificate of Conversion from a corporation to a limited liability company with the Secretary of State of the State of Delaware. The Company shall be governed by, and the rights, duties and liabilities of the Member shall be as provided in this Agreement. The Act shall govern only on matters and in circumstances where this Agreement is silent.

        1.2    Membership.    The membership of Southern Union Panhandle LLC in the Company shall be deemed effective as of the date of the formation of the Company. The Member shall be the sole Member of the Company.

        1.3    Name.    The name of the Company shall be "Panhandle Eastern Pipe Line LLC" or such other name as the Member shall designate from time to time in accordance with applicable law.

        1.4    Effective Date; Term.    This Agreement shall become effective as of the date hereof upon its execution by the Member. The Company shall continue in existence until June 30, 2033 unless it is sooner dissolved or terminated and its affairs wound up in accordance with this Agreement.

        1.5    Principal Place of Business.    The principal place of business of the Company shall be at such place or places as the Member shall designate from time to time.

        1.6    Registered Office; Registered Agent.    The address of the registered office and the name and address of the registered agent of the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Member may at any time and from time to time designate another registered agent.

        1.7    Filings.    The Member promptly shall cause the execution and delivery of such documents and performance of such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification and operation of a corporation under the laws of each jurisdiction in which the Company shall conduct business.

        1.8    Purpose.    The Company is formed for the purpose of carrying on any lawful business, purpose or activity permitted by the Act.

        1.9    Powers.    Except as otherwise limited in this Agreement, the Act or any other applicable laws and regulations, the Company shall have the power and authority to take any and all actions necessary or convenient for the conduct, promotion, or attainment, of the purpose set forth in Section 1.8.

ARTICLE II
CAPITAL CONTRIBUTIONS; DISTRIBUTIONS; TRANSFER

        The Member shall make contributions to the capital of the Company at the times and in the amounts determined by the Member. Distributions, including interim distributions, shall be made to the Member at the times and in the amounts determined by the Member. No member may assign or transfer all or any part of its membership interest to any person or entity without the consent of the Member. The Member's rights and interests shall be represented by a certificate issued by the Company in the name of the Member evidencing the Member's Interest in the Company. Interest, as used herein, shall mean the Member's share of the profits and losses of, and the right to receive distributions from, the Company, as provided by this Agreement. The certificate shall refer to this Agreement and certain customary legends regarding compliance with applicable federal and state securities laws. The certificate shall be a security governed by Article 8 of the Uniform Commercial Code.

ARTICLE III
MANAGEMENT

        3.1    Management of the Company.    The management of the Company shall be reserved to the Member or its designated managers (the "Managers"). The Member may appoint a Board of Managers consisting of up to three (3) persons. The Managers, to the extent authorized by the Member, or the Member acting in such capacity, shall manage the Company in accordance with this Agreement as an agent of the Company's business, and the actions of the Managers or Member taken in such capacity and in accordance with this Agreement shall bind the Company.

        3.2    Powers and Duties of the Managers.    Subject to any applicable license, permit, rule or regulation governing the operation of the type of business engaged in by the Company, the Managers, or the Member acting in such capacity, shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company.

        3.3    Officers; Delegation of Powers: No Management by Other Persons; Appointment of Managers.    The Member may appoint individuals with or without titles as it may elect, including the Managers, President, Vice President, Treasurer, Secretary, and Assistant Secretary, to act on behalf of the Company with the power and authority as the Member may delegate to any such persons. This delegation shall not cause the Member, if acting in the capacity of the Manager, to cease to be the Manager. Except and only to the extent expressly delegated by the Member or the Managers pursuant to this Section 3.3 or as permitted by Section 3.7, no person or entity other than the Member or the Managers shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

        3.4    Term of Office.    The Managers, if other than the Member, shall hold office until:

          (a)   the resignation of a Manager from the Company;

          (b)   removal of a Manager by the Member of the Company in the manner set forth in this Agreement; or

          (c)   dissolution of the Company in accordance with the terms of this Agreement.

        3.5    Duties of the Managers.    The Managers, or the Member acting in such capacity, shall perform its duties as Managers in good faith and in a manner necessary and convenient to carry out the business and affairs of the Company and in a manner it reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

        3.6    Removal.    The Managers, if other than the Member may be removed from office at any time with or without cause by the Member.

        3.7    Delegation of Duties.    The Member or the Managers, if other than the Member, may from time to time delegate the powers or duties of the Managers of the Company to any person or entity whom it may select.

        3.8    Compensation.    The compensation of the Managers, if other than the Member, shall be such as the Member may from time to time determine.

ARTICLE IV
LIABILITY; EXCULPATION; INDEMNIFICATION

        4.1    Liability of the Member.    The Member, whether in its capacity as the Member or the Managers, and the Managers shall not be obligated personally for any debt, obligation or other liability of the Company, whether arising in contract, tort or otherwise.

        4.2    Exculpation.

          (a)   For purposes of this Agreement, "Covered Person" means the Member, any affiliate of the Member, and any officer, director, shareholder, partner, member, employee or agent of the Member, the Manager, and any officer, employee or expressly authorized agent of the Company or its affiliates.

          (b)   No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by a Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on a Covered Person by this Agreement, except that a Covered Person shall be liable for any loss, damage or claim incurred by reason of a Covered Person's gross negligence or willful misconduct.

          (c)   A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon any information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within the professional or expert competence of the person or entity and who or which has been selected with reasonable care by or on behalf of the Company.

        4.3    Indemnification.    To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by a Covered Person by reason of any act or omission performed or omitted by a Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on a Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by a Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions provided, however, that any indemnity under this Section 4.3 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

        4.4    Insurance.    The Company may purchase and maintain insurance, to the extent and in such amounts as the Managers shall, in his sole discretion, deem reasonable, on behalf of Covered Persons and such other persons or entities as the Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person or entity in connection with the activities of the Company or such indemnities. The Managers, on behalf of the Company, and/or the Company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 4.3 and containing such other procedures regarding indemnification as are appropriate.

ARTICLE V
TERMINATION; DISSOLUTION; LIQUIDATION AND WINDING-UP

        5.1    Events of Dissolution.    Subject to Section 5.2, the Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

          (a)   the expiration of sixty (60) days after the assignment, sale, transfer, assumption or other disposition of all or substantially all of the assets, properties, business and known liabilities of the Company, unless the Member otherwise determines in writing prior to the expiration of such sixty (60) day period;

          (b)   the written consent of the Member;

          (c)   the resignation, or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company;

          (d)   when the period fixed for the Company's duration in Section 1.4 has expired; or

          (e)   the entry of a decree of judicial dissolution under Section 18-802 of the Act.

        Upon the occurrence of any of the foregoing events, the Member shall cease to be the Member of the Company.

        5.2    Liquidation and Winding-Up.    If the Company is dissolved pursuant to Section 5.1, the Company shall be liquidated and wound up as determined by the Member.

ARTICLE VI
GENERAL PROVISIONS

        6.1    Amendment.    This Agreement may be amended at any time by a written instrument signed by the Member.

        6.2    Binding Provisions.    This Agreement is binding upon, and inures to the benefit of, the party and its respective legal representatives, successors and assigns.

        6.3    Governing Law.    This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to the rules of conflict of laws.

        6.4    Severability of Provisions.    Each provision of this Agreement shall be considered severable and if, for any reason, any provision or provisions are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

        6.5    Construction; No Third Party Rights.    None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company. This Agreement is made solely by the party and its respective successors and assigns, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than in the case of Article IV, and Covered Persons.

        6.6    Complete Agreement.    This Agreement constitutes the complete and exclusive statement of the Agreement among the Members with respect to the subject matter thereof. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty.

        IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

PANHANDLE EASTERN PIPE LINE LLC, a Delaware limited liability company

By:	Southern Union Panhandle LLC, a Delaware limited liability company

	By:	/s/ DAVID J. KVAPIL
		Name:	David J. Kvapil
		Title:	Executive Vice President and Chief Financial Officer

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  Exhibit 3(d)